As filed with the Securities and Exchange Commission on November 6, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

WINTRUST FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Illinois (State or other jurisdiction of incorporation or organization)	36-3873352 (I.R.S. Employer Identification No.)

9700 W. Higgins Road, Suite 800 Rosemont, Illinois (Address of Principal Executive Offices)	60018 (Zip Code)

Wintrust Financial Corporation 2005 Directors Deferred Fee and Stock Plan

(Full title of the plan)

Kathleen M. Boege

Executive Vice President, General Counsel, and Corporate Secretary

9700 West Higgins Road, Suite 800

Rosemont, Illinois 60018

(847) 939-9000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Pran Jha

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

(312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		☒	Accelerated filer	☐

Non-accelerated filer	(Do not check if a smaller reporting company)	☐	Smaller reporting company	☐

Emerging growth company		☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, no par value per share	200,000 shares	$49.91	$9,982,000.00	$1,089.04

(1)       Reflects shares of common stock (the “Shares”), no par value per share, of Wintrust Financial Corporation, an Illinois corporation (the “Registrant”), being registered hereunder that may be issued pursuant to the Wintrust Financial Corporation 2005 Directors Deferred Fee and Stock Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued pursuant to the provisions of the Plan relating to adjustments for changes resulting from stock dividends, stock splits, recapitalization, reorganization, merger, consolidation or similar changes.

(2)       Estimated solely for the purposes of calculating the registration fee and, pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales price of the Shares as reported on the NASDAQ Global Select Market on November 2, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S-8 is filed by Wintrust Financial Corporation, an Illinois corporation (the “Registrant”), regarding the Wintrust Financial Corporation 2005 Directors Deferred Fee and Stock Plan. Documents containing the information required by Part I of the Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, are incorporated herein by reference:

(1)       the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 28, 2020;

(2)       the Registrant’s quarterly reports on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 5, 2020, for the quarter ended June 30, 2020, filed with the Commission on August 7, 2020, and for the quarter ended September 30, 2020, filed with the Commission on November 6, 2020;

(3)       the Registrant’s current reports on Form 8-K, filed with the Commission on January 17, 2020, January 28, 2020, April 13, 2020, May 8, 2020, May 15, 2020, May 26, 2020, June 2, 2020, and September 17, 2020; and

(4)       the description of the Registrant’s common stock, no par value per share (the “Common Stock”), contained in the Registrant’s Registration Statement on Form 8-A filed on January 3, 1997 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the securities being registered hereby has been passed on by Kathleen M, Boege, the Registrant’s Executive Vice President, General Counsel, and Corporate Secretary. Ms. Boege beneficially owns or has rights to acquire an aggregate of less than 1.0% of the Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 8.75 of the Illinois Business Corporation Act (the “IBCA”), provides generally and in pertinent parts that an Illinois corporation may indemnify its directors, officers, employees and agents, or anyone serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (in the case of actions by or in the right of the corporation) or against expenses, judgments, fines, and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. If a present or former director, officer or employee of an Illinois corporation has been successful in the defense of any such action, suit or proceeding, claim, issue or matter, such person shall be indemnified by the corporation against expenses.

Section 8.75 of the IBCA further permits an Illinois corporation to pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if the director or officer undertakes to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. An Illinois corporation may also grant additional indemnification through its by-laws, agreements, votes of shareholders or disinterested directors, or otherwise, and may purchase and maintain insurance on behalf of any indemnifiable person against any liability asserted against such person and incurred by such person in his or her capacity as an indemnifiable person whether or not the corporation would have the power to indemnify such person against liability under the terms of Section 8.75 of the IBCA.

Article NINTH of the Registrant’s Amended and Restated Articles of Incorporation, as amended, and Article VI of the Registrant’s Amended and Restated By-Laws provide that the Registrant shall, to the full extent permitted by law, indemnify those persons whom the Registrant may indemnify pursuant thereto, and contain provisions substantially similar to Section 8.75 of the IBCA.

The Registrant has entered into individual indemnification agreements with each of its non-employee directors and certain of its executive officers, which implement with more specificity the indemnification provisions provided by the Registrant’s by-laws and provide, among other things, that to the fullest extent permitted by applicable law, the Registrant will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of the Registrant, as the case may be. The indemnification agreements also contain detailed provisions concerning expense advancement and reimbursement. The indemnification agreements are in addition to any other rights each non-employee director or officer may be entitled to under the Registrant’s articles of incorporation, by-laws and applicable law.

The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, Exhibits 3.1 and 3.2 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 29, 2011 and Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

4.2	Amended and Restated By-laws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 13, 2020).

4.3	Wintrust Financial Corporation 2005 Directors Deferred Fee and Stock Plan, as amended and restated (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 29, 2014).

5.1	Opinion of Kathleen M. Boege, Esq. relating to the validity of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Kathleen M. Boege, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (contained in signature page to this Registration Statement).

ITEM 9. UNDERTAKINGS

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Rosemont, state of Illinois, on November 6, 2020.

WINTRUST FINANCIAL CORPORATION

By:	/s/ Kathleen M. Boege _
Name: Kathleen M. Boege
Title: Executive Vice President, General Counsel, and Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints each of David A. Dykstra and Kathleen M. Boege, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Edward J. Wehmer	Founder, Chief Executive Officer and Director	November 6, 2020
Edward J. Wehmer	(Principal Executive Officer)

/s/ David L. Stoehr	Executive Vice President and Chief Financial Officer	November 6, 2020
David L. Stoehr	(Principal Financial and Accounting Officer)

/s H. Patrick Hackett, Jr.	Chairman of the Board of Directors	November 6, 2020
H. Patrick Hackett,Jr.

/s/ Peter D. Crist	Director	November 6, 2020
Peter D. Crist

/s/ Bruce K. Crowther	Director	November 6, 2020
Bruce K. Crowther

/s/ William J. Doyle	Director	November 6, 2020
William J. Doyle

/s/ Marla F. Glabe	Director	November 6, 2020
Marla F. Glabe

/s/ Scott K. Heitmann	Director	November 6, 2020
Scott K. Heitmann

/s/ Deborah L. Hall Lefevre	Director	November 6, 2020
Deborah L. Hall Lefevre

/s/ Christopher J. Perry	Director	November 6, 2020
Christopher J. Perry

/s/ Ingrid S. Stafford	Director	November 6, 2020
Ingrid S. Stafford

/s/ Gary D. Sweeney	Director	November 6, 2020
Gary D. “Joe” Sweeney

/s/ Karin Gustofson Teglia	Director	November 6, 2020
Karin Gustafson Teglia

Name	Title	Date

/s/ Alex E. Washington, III	Director	November 6, 2020
Alex E. Washington, III